U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

 Hannon                         Michael                 R.
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   (Last)                           (First)             (Middle)
c/o J.P. Morgan Partners, LLC
1221 Avenue of the Americas-40th Floor
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                                    (Street)
New York                            New York            10020

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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Entercom Communications Corp. ("ETM")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

June 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Class A Common Stock                   N/A             N/A             N/A        N/A    N/A         720           D
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Class A Common Stock                   6/5/02          C               7,084       A     N/A         --            I        (FN 1)
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Class A Common Stock                   6/5/02          S               7,084       D     $52.54      -0-           I        (FN 1)
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)




FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying      8.      ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities         Price   Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)   of      ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------   Deriv-  Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount   ative   at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or       Secur-  of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number   ity     Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of       (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A) (D)      cisable  Date     Title     Shares   5)       4)        4)       4)
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

Employee Stock     $22.50     6/5/02  C              3,334   1/28/99 1/28/09   Class A    3,334     N/A     1,111      D
Options                                                                        Common
(Right to Buy) (FN 4)                                                          Stock
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Employee Stock     $42.875  6/5/02   J               1,111   1/28/99 1/28/09    Class A   1,111     N/A      -0-       D
Options                              (FN 3)                                    Common
(Right to Buy) (FN 4)                                                          Stock
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Employee Stock     $42.875  6/5/02   C               2,500   2/25/01 2/25/11   Class A    2,500     N/A     2,500      D
Options                                                                        Common
(Right to Buy) (FN 4)                                                          Stock
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Employee Stock     $42.875  6/5/02   J               2,500   2/25/01 2/25/11   Class A    2,500     N/A     -0-        D
Options                             (FN 5)                                     Common
(Right to Buy) (FN 4)                                                          Stock
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Employee Stock     $27.75   6/5/02   C               625     11/21/01 11/21/11 Class A     625      N/A    1,875       D
Options                                                                        Common
(Right to Buy) (FN 6)                                                          Stock
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Employee Stock    $27.75    6/5/02   J               1,875   11/21/01 11/21/11 Class A    1,875     N/A    -0-         D
Options                             (FN 7)                                     Common
(Right to Buy) (FN 6))                                                         Stock
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Employee Stock    $40.00    6/5/02   C               625     1/9/02   1/9/12   Class A     625      N/A   1,875        D
Options                                                                        Common
(Right to Buy) (FN 8)                                                          Stock
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Employee Stock    $40.00    6/5/02   J               1,875   1/9/02   1/9/12   Class A    1,875     N/A    -0-         D
Options                             (FN 9)                                     Common
(Right to Buy) (FN 8)                                                          Stock
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
Explanation of Responses:

(1) The amount shown in line 2 of Table I represents the beneficial ownership of the Issuer's equity securities by J.P. Morgan Partners (BHCA), L.P. ("JPM BHCA"), a portion of which may be deemed attributable to the reporting person because the reporting person is a managing director of JPMP Capital Corporation, the general partner of JPMP Master Fund Manager, L.P., which is the general partner of JPM BHCA. The reporting person ceased to be a director of the Issuer on May 2, 2002.

(2) The reporting person is obligated to exercise these options at the request of, and to transfer the shares issued thereunder to, J .P. Morgan Partners (BHCA), L.P. ("JPM BHCA"). These options became exercisable in four equal annual installments commencing January 28, 2000.

(3) 1,111 options were cancelled upon the reporting person's resignation as a Director of the Issuer.

(4) The reporting person is obligated to exercise these options at the request of, and to transfer the shares issued thereunder JPM BHCA. These options became exercisable in four equal annual installments commencing February 25, 2001.

(5) 2,500 options were cancelled upon the reporting person's resignation as a director of the Issuer.

(6) The reporting person is obligated to exercise these options at the request of, and to transfer the shares issued thereunder to JPM BHCA. These shares became exercisable in four equal annual installments commencing November 21, 2001.

(7) 1,875 options were cancelled upon the reporting person's resignation as a Director of the Issuer.

(8) The reporting person is obligated to exercise these options at the request of, and to transfer the shares issued thereunder to JPM BHCA. These shares became exercisable in four equal annual installments commencing January 9, 2002.


/s/ Michael R. Hannon                                        07/10/02
---------------------------------------------            -----------------------
    Michael R. Hannon                                         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.